EXHIBIT 10.2

COMPENSATION FOR NON-EMPLOYEE DIRECTORS

As of August 26, 2005

Directors who are not employees of the Company or any of its subsidiaries receive an annual retainer of $25,000, an additional annual retainer of $5,000 for each committee chairperson, $6,000 for each board meeting attended, $1,500 for each committee meeting attended if the committee meeting attended was not held in connection with, or on the same day as, a board meeting, and $1,000 for each telephonic board meeting attended, plus reimbursement of travel expenses incurred in connection with such attendance. If multiple committees with the same membership meet on the same day, only one meeting fee is paid.

Each non-employee director has the ability to participate in the Company’s 2005 Non-Employee Directors Stock Incentive Plan (the “Directors Plan”) which allows participating non-employee directors to defer receipt of a portion or all of the retainer and meeting fees the Company provides for Board services and receive such retainer and meeting fees in the future as shares of the Company’s common stock. In addition, non-employee directors are eligible for a deferred stock grant under the Directors Plan consisting of a number of stock units determined by the Board of Directors. Each stock unit awarded will entitle the participant to receive one share of Common Stock. An initial deferred stock grant of 1,000 stock units was made to each non-employee director as of the effective date of the Directors Plan (January 19, 2005), subject to shareholder approval of the Directors Plan which was received on August 26, 2005. Additional deferred stock grants of 1,000 stock units are made to each non-employee director immediately after each annual meeting of shareholders, beginning with the 2005 annual meeting of shareholders held on August 26, 2005. The Board of Directors may modify the amount or timing of such additional deferred stock grants at any time. Distributions from the accounts will commence on the director’s separation from service from the Board of Directors for any reason (including resignation or death) or a specified number of years (between one and five) following the director’s separation from service. A director may also elect to have distributions commence upon a change in control (as defined in the Directors Plan). Distributions will be made in a single lump sum or in annual installments of up to 10 years, as previously elected by the director. While a non-employee director is a member of the Board of Directors, all of the director’s benefits under the Directors Plan will be maintained in stock units. Following separation from service, a director may elect to transfer all or any part of his or her stock units into one or more deemed investments approved from time to time by the Nominating and Governance Committee. Such transfers and any further reallocations among stock units and deemed investments may be made subject to restrictions determined appropriate by the Nominating and Governance Committee.